[STATE FINANCIAL SERVICES CORPORATION LOGO]

Press Release

For more information contact:                          Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope                 10708 W. Janesville Road
Telephone: (414) 425-1600                              Hales Corners, WI 53130
Facsimile: (414) 425-8939                              Nasdaq Symbol: SFSW


                      State Financial Services Corporation
                   Reports 20% Increase in Earnings Per Share


     Hales Corners, WI (April 15, 2003). State Financial Services Corporation ("State") today announced net income per share on a fully diluted basis increased 20% to $0.42 for the three months ended March 31, 2003, from $0.35 per share on a fully diluted basis for the same period in 2002. Net income for the 2003 first quarter was $2.9 million.


     Net interest income was $11.0 million for the first quarter of 2003, compared to $10.8 million and $11.1 million for the three months ended December 31, 2002 and March 31, 2002, respectively. Net interest margin was 4.00%, up from 3.82% in the fourth quarter of 2002, but down from 4.33% a year ago. Total loans, as of March 31, 2003, increased 26.2% and 2.9% from March 31, 2002 and December 31, 2002, respectively.


     Michael J. Falbo, President and CEO, commented, "We continued to generate significant loan growth in the first quarter, while our margin benefited from a declining cost of funds. Asset quality and cost control continue to be primary focus areas for 2003."


     State is a $1.3 billion financial services company operating through 26 full-service office locations in southeastern Wisconsin and northeastern Illinois and provides 24-hour banking convenience through a network of 31 ATMs. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State's shares are traded on the NASDAQ National Market System under the symbol "SFSW."


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State Financial Services Corporation
Press Release
Financial Highlights
March 31, 2003

                                        --------------------------------------
                                           At or for the Three Months ended
     Unaudited                                         March 31,
     ---------                          --------------------------------------
                                            2003           2002        % chg
                                        --------------------------------------
For the Period:
--------------
Interest Income                         $16,161,503    $17,023,834     (5.07)%
Interest Expense                          5,122,732      5,965,447    (14.13)
                                        -----------    -----------    ------
Net Interest Income                      11,038,771     11,058,387     (0.18)
Provision for Loan Losses                   600,000        450,000     33.33
Non-Interest Income                       3,464,226      2,521,715     37.38
Security Gains                               88,608        204,009    (56.57)
Non-Interest Expense                     10,031,813      9,567,002      4.86
                                        -----------    -----------    ------
Net Before Tax                            3,959,792      3,767,109      5.11
Income Tax                                1,107,638      1,154,171     (4.03)
                                        -----------    -----------    ------
Net Income                               $2,852,154     $2,612,938      9.16
                                        ===========    ===========    ======

Per Share:
---------
Net Income (basic)                            $0.43          $0.35
Net Income (diluted)                          $0.42          $0.35
Avg. Shares Outstanding (basic)           6,627,366      7,439,007
Avg. Shares Outstanding (diluted)         6,776,833      7,482,527
Dividends Declared                            $0.13          $0.12

End of Period: ($'s in 000's)
-----------------------------
Assets                                   $1,291,290     $1,189,389
Investment securities                       396,170        467,589
Loans (net)                                 756,595        613,724
Allowance for loan losses                     9,306          8,165
Goodwill                                     27,465         27,465
Deposits                                    929,310        914,290
Borrowed Funds                              246,718        160,523
Stockholders' Equity                        105,515        106,670

Per Share:
---------
Total Shares Outstanding                  6,953,976      7,789,965
Book Value                                   $15.17         $13.69
Tangible Book Value                          $11.19         $10.00
Market Value                                 $19.10         $13.95

Key Ratios:
----------
Net Interest Margin                            4.00%          4.33%
Return on Average Assets                       0.90%          0.90%
Return on Average Common Equity               10.89%          9.77%
Return on Average Common Tangible
Equity                                        14.72%         13.18%
Tier 1 Leverage Ratio                          7.01%          6.70%
Tangible Equity to Assets                      6.95%          6.64%
Loans/Deposits                                81.41%         67.13%
Allowance for Loan Loss/Total Loans            1.22%          1.31%
Nonperforming Loans/
Total Loans                                    1.78%          1.69%
Nonperforming Assets/Total Assets              1.08%          0.93%
Net Charge-offs/Avg total
loans (annualized)                             0.05%          0.10%

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